EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS AMENDS SHAREHOLDER PROTECTION RIGHTS PLAN

ALPHARETTA, GA, December 21, 2006 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), announced that it had amended and restated its Shareholder Protection Rights Agreement (the “Plan”) to extend the termination date of the Plan to December 31, 2016. Prior to the amendment, the Plan had been scheduled to expire on December 31, 2006.

The Company adopted the Plan after determining that the Plan was in the best interests of the Company’s shareholders by helping to deter possible discriminatory and abusive takeover tactics, assuring the fair and equal treatment of all shareholders and providing greater flexibility and authority for the Board of Directors to negotiate and seek to achieve the best results for the Company and its shareholders in the event of any unsolicited proposals to acquire or restructure the Company.

“After careful consideration and following the receipt of advice of financial advisors and legal counsel, the Board concluded that the Plan is an important tool to protect the value of our shareholders’ investment in the Company and the continuation of the Plan beyond its previously scheduled expiration date is in the best interests of the Company’s shareholders. The Plan does not prevent a change in control of the Company where that is in the best interest of the Company’s shareholders,” stated Dan R. Lee, the Company’s President and CEO.

In addition to extending the term of the Plan, the amended Plan makes certain other technical changes in the Plan. Additional details regarding the amended and restated Plan may be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 21, 2006.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com